December 12, 2006

Mr. Gary S. Rich
412 Lukes Wood Road
Pound Ridge, NY 10576

Dear Gary:

Some time ago, you expressed your intent, due to personal reasons, to depart The Reader’s Digest Association, Inc. (the “Company”) and establish a consulting business focusing on executive coaching. We subsequently discussed management’s strong desire that you remain as President of QSP, Inc. (“QSP”). Following these discussions, you have expressed your willingness to continue as President of QSP and remain employed by the Company for a period of time that would ensure a smooth leadership transition, assist the Company in its succession planning and guide QSP during this time, subject to and in accordance with the following:

1.
You will continue in the employ of the Company, and subject to paragraph 11 below, the Company agrees to employ you, from the Effective Date (as defined in Paragraph 12 of this Letter Agreement) through and including January 19, 2007 (the “Date of Separation”). Your employment with the Company will cease as of the Date of Separation. From the Effective Date to the Date of Separation, you will continue to receive your current base salary and will continue to participate in and receive benefits under all other health and welfare benefit plans and policies generally applicable to employees of the Company, including the plans and policies in which you currently participate (except as otherwise specifically provided herein), subject to and in accordance with applicable plans and policies, as in effect from time to time.

2.
From the Effective Date to the Date of Separation, you will continue to report to the Company’s Chief Executive Officer. The Company intends to announce the change in QSP leadership on or around December 8, 2006. After that announcement, you will be available, as needed, and you will prepare for and attend the QSP sales meeting in Dallas, Texas from January 3-January 7, 2007. In addition, you will assist the Company’s Chief Executive Officer (or his designee) in the transition of QSP’s leadership, as requested. Should the Company request at any time after the Effective Date and prior to your Date of Separation, you will resign your offices with QSP and its subsidiaries and affiliates and you will remain an employee of the Company performing such other duties relating to QSP’s businesses as requested by the Company’s Chief Executive Officer. Such resignation will not affect your compensation and benefits as provided in paragraph 1.

3.	You will remain a participant in the Company’s 2001 Income Continuation Plan, as in effect from time to time, from the Effective Date to the Date of Separation.

4.
All outstanding equity grants of the Company, including but not limited to stock options, restricted shares and restricted stock units, will be forfeited upon your Date of Separation in accordance with their terms.

5.
Following the Date of Separation, you will be eligible to continue benefits under the Company’s medical and dental plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). More details concerning your rights and obligations under COBRA will be sent to you from our COBRA administrator, Aetna COBRA Billing, under separate cover. 2007 rates are attached as Exhibit A.

6.	Accrued and unused vacation pay, totaling four weeks of your base salary, will be paid to you promptly after the Date of Separation.

7.
In recognition of your contribution to QSP’s performance and in furtherance of QSP’s goals, the Company will pay to you after the completion of the Fall 2006 selling season and final confirmation of financial results for that period, an amount not less than $200,000 and not greater than $350,000 based on QSP’s net magazine revenue for the first half of Fiscal Year 2007, in accordance with Exhibit B attached hereto. Such payment will be made promptly after the filing with the U.S. Securities and Exchange Commission of the Company’s Form 10-Q for the quarter ended December 31, 2006.

8.
You will provide consulting services to the Company as described in Exhibit C, from the Separation Date through December 31, 2007. In consideration for performing such services you shall receive $150,000 on or around January 19, 2007 and $150,000 on or around April 1, 2007.

9.	You will execute a Noncompetition, Nonsolicitation and Confidentiality Agreement in substantially the form attached as Exhibit D.

10.
The Company may terminate you for any act defined as “Cause” by the Terms and Conditions of the stock option award granted to you by the Company on August 12, 2005. In the event you are terminated by the Company for Cause or resign from the Company prior to the Date of Separation, you will cease to receive any payments or benefits set forth in this Letter Agreement.

11.
The Termination Agreement dated as of April 23, 2001, as amended to date, between you and the Company will terminate upon the Effective Date, and thereafter you will not be eligible for any benefits or payments thereunder.

12.
This Letter Agreement will not become valid, binding and enforceable until the date that it is duly executed by both of the parties hereto (the “Effective Date”). Upon the Effective Date, this Letter Agreement will constitute a valid and binding agreement between the parties, enforceable in accordance with its terms. This letter agreement will be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts executed in and to be wholly performed within that State. This letter agreement may be amended or modified only by a written agreement duly executed by both of the parties hereto.

Please confirm your understanding and agreement with the above terms by signing on the line below and returning both copies to me. I will return a fully executed copy to you for your records.

Sincerely,

/s/ Lisa A. Cribari
Lisa A. Cribari
Vice President, Global Human Resources

ACCEPTED AND AGREED TO:

/s/ Gary S. Rich
GARY S. RICH
DATED: December 20, 2006

Attachments
Exhibit A-COBRA Rates
Exhibit B-Incentive Performance Scale
Exhibit C- Description of Consulting Services
Exhibit D- Noncompetition, Nonsolicitation and Confidentiality Agreement